SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 25, 2001
Date of report (Date of earliest event reported)

PROVELL, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	1-19902	41-1551116
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Carlson Parkway, Suite 201 Minneapolis, Minnesota	55305
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (952) 258-2000
(Registrant’s Telephone Number, Including Area Code)

Item 5.          Other Events.

                On October 25, 2001, Provell, Inc. issued a press release, a copy of which is attached as an exhibit to this report and is incorporated herein by reference.

                The company also announced that in the third quarter of 2001, the company succeeded in delivering over $6.9 million of cash flow from continuing operations despite challenges posed by the current economic recession and the implementation of cash settlement processes compliant with the Gramm-Leach-Bliley Act of 1999.  The company also succeeded in signing nearly 1 million new members in the third quarter at a cost per net name of 50% less than experienced in the second quarter of 2001.

                The company has maintained gains in renewal rates even as average price points increased in the third quarter of 2001.  The company also achieved additional operating efficiencies as the company’s call center expenses closed the third quarter measurably lower than the second quarter’s run rate.

                The company saw continued change in industry dynamics in the third quarter.  The company’s clients, particularly banks, are still working to implement and operate transaction settlement and customer refund procedures compliant with the privacy provisions of the Gramm-Leach-Bliley Act of 1999.  Because interpretation and implementation vary from client to client, the company expects cash flow timing to continue to be impacted on a client-by-client basis.

                The company has been retained on a fee basis to assist a multi-billion dollar retailer in the design and launch of a new in-store loyalty program for 2002.  The scale of this opportunity is uncertain at this point.

                The company’s inbound selling as a percentage of total member enrollments has increased during 2001.  In the first quarter of 2001, inbound selling represented 5% of total member enrollments for the quarter.  In the second quarter of 2001, the percentage of inbound selling increased to 12% and in the third quarter of 2001, increased to 18% of total member enrollments.

                The company’s multiple sales marketing occasions as a percentage of all of the company’s managed sales occasions, excluding sales occasions or presentations managed directly by the company’s clients, increased to 12% in the third quarter of 2001 from 6% in the second quarter of 2001.  The company’s average acquisition cost per net name has also improved.  In the first quarter of 2001, the company’s average acquisition cost per net name was up approximately 6% against the run rate in the fourth quarter of 2000.  In the second quarter of 2001, the average acquisition cost per net name decreased 31% from the fourth quarter of 2000.  In the third quarter of 2001, the average acquisition cost per net name decreased 66% from the fourth quarter of 2000.  This improvement in the cost of the company’s name acquisition efforts is attributable to a higher mix of marketing to the consumer channel, increased multiple sales opportunities, an increase in the average membership fees and renegotiated client contracts.

                The company’s average membership fee for client programs increased to $82 in the second quarter of 2001 from $78 in the first quarter of 2001.  The company’s average membership fee for client programs increased to $91 in the third quarter of 2001 from $75 in the third quarter of 2000.

                In the third quarter of 2001, the company’s cost per call handled for membership customer service was more than 10% lower than the cost in the second quarter of 2001.  The company expects the fourth quarter cost per call to be 10% lower than third quarter’s run rate.  Since the first quarter of 2001, the company has cut its hardware maintenance and lease payments by 31%.  In the third quarter of 2001, the company continued its migration of list processing in house, list management costs were 84% lower in the third quarter of 2001 than the cost in the second quarter of 2001.

                The company’s acquisition revenues before deferral from consumer clients constituted 37% of the company’s total acquisition revenues before deferral in the third quarter of 2001, compared to 22% in the third quarter of 2000.  The company’s acquisition revenues before deferral from financial services companies constituted 61% of the company’s total acquisition revenues before deferral in the third quarter of 2001, compared to 68% in the third quarter of 2000.  The company’s acquisition revenues before deferral from house files constituted 2% of the company’s total acquisition revenues before deferral in the third quarter of 2001, compared to 10% in the third quarter of 2000.

                The company’s renewal revenues before deferral from house files constituted 26% of the company’s total renewal revenues before deferral in the third quarter of 2001, compared to 60% in the third quarter of 2000.  The company’s renewal revenues before deferral from financial services institutions constituted 56% of the company’s total renewal revenues before deferral in the third quarter of 2001, compared to 40% in the third quarter of 2000.  The company’s renewal revenues before deferral from consumer clients constituted 18% of the company’s total renewal revenues before deferral in the third quarter of 2001, compared to 0% in the third quarter of 2000.

                The company enrolled 973,000 new members in the third quarter of 2001, compared with 955,000 new members in the third quarter of 2000, 1,192,000 in the fourth quarter of 2000, 1,091,000 in the first quarter of 2001 and 997,000 in the second quarter of 2001.  The indexed net renewal rates, calculated as the net renewal rate for the quarter divided by the net renewal rate for the trailing 12 months, for fiscal 2001 have also shown some improvements, with an indexed net renewal rate of 104 in the third quarter of 2001, compared with 101 in the fourth quarter of 2000.  The company expects this rate to stay in the 100 to 105 range over time.

                The company reported operating losses before deferral accounting adjustments required by SAB 101 of $14.8 million in the first quarter of 2001, $7.4 million in the second quarter of 2001 and $0.6 million in third quarter of 2001.  The company expects to report positive operating income before deferral in the fourth quarter of 2001.

                After the terrorist attacks, the company’s consumer response rates, including sales of travel-related programs, are holding at their pre-attack levels.  The company’s renewal rates are also holding up across all clients and program types after the attacks.  The company increased its coupon and rebate redemption reserves by approximately $0.8 million pre-tax in the third quarter of 2001, negatively impacting third quarter results.  The company’s fourth quarter cash flows will be negatively affected by approximately $5 million, due to reduced member acquisition marketing in the week of September 10, 2001.

                In the fourth quarter of 2001, the company expects net revenues to be in the range of $35 to $40 million with operating losses to be in the range of $6 to $8 million.  The company also expects positive cash flow from operations in the fourth quarter and that they will exceed third quarter levels, despite the negative impact of terrorist attacks and the continued implementation of transaction settlement procedures consistent with the Gramm-Leach-Bliley Act of 1999.

                In 2002, the company expects double digit percentage gains in net revenue, with continuing upward movement in average membership fees.  The company also expects high single digit percentage gains in new member enrollments as compared to 2001.  As the company continues to build renewal business in 2002, the company expects continuing operating losses, but at a significantly reduced level as compared to 2001.  In 2002, the company also expects positive cash flow from operations to be in the double digit millions range.

                Forward-looking statements contained in this report and the press release (as described and identified in the last paragraph of the release) are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. In addition to statements that are forward-looking by reason of context, including anticipated revenue, operating and cash flow results for the fourth quarter of 2001 and for 2002, the words "believe," "expect," "anticipate," "intend," "designed," "goal," "priority," "will," “target” and similar expressions identify forward-looking statements.

                The company disclaims any obligation to update forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from expectations, including those identified below:

Risks Related to the Company’s Continuing Business

The company’s only continuing business is Provell's membership business.

                The adverse effects of discontinuing the company’s e-fulfillment and non-member catalog retail operations have required substantial management time and attention that the company could have devoted to the company’s membership business. There are also many risks related to the membership business as detailed below so that the company cannot assure investors that the company will generate sufficient revenue to be profitable or that the company will be able to sustain or increase profitability on a quarterly or an annual basis in the future. If the company’s revenue grows more slowly than the company anticipates or if the company’s operating and marketing expenses exceed its expectations, the company’s business would be materially adversely affected.

Introducing new programs requires significant investments. The company may not have enough financial resources to meet all of the company’s needs.

                The company typically incurs high costs in the year a program is introduced. Principal elements of these costs relate to hiring personnel, developing program content, contracting with vendors, drafting, testing and refining telemarketing scripts, creating membership kits for mailing to potential new program members and paying client commissions. The company must incur costs to market programs to each potential member, regardless of whether that individual actually becomes a paying member. The company’s capital base is smaller than that of many of the company’s competitors. Additionally, the recent losses associated with the discontinuance of the company’s non-member catalog retail business and the company’s ClickShip e-fulfillment business have created liquidity challenges. These losses and related cash challenges have required the company to raise capital by issuing the series D preferred stock in September 2000 and the senior convertible notes in February 2001 and to defer payment of certain trade payables and other liabilities. The company also had to replace and increase its bank line of credit. There can be no assurance that the company’s cash resources will be able to sustain its business, particularly if the company experiences a reduction in revenues for a prolonged period or if the company faces substantial unexpected capital requirements. To the extent that such cash resources are insufficient to fund the company’s activities, additional funds will be required. There can be no assurance that additional financing will be available on reasonable terms or at all. If the company raises additional capital through the sale of additional equity or convertible debt securities, dilution to the company’s existing shareholders would occur. This dilution has already occurred as a result of the issuance of the series D preferred stock and the senior convertible notes.

The company is uncertain about the availability of additional capital.

                The company has experienced significant cash needs in connection with the discontinuance of the company’s non-member retail catalog business and the company’s ClickShip e-fulfillment business. The company may need additional capital to complete the wind-down of the ClickShip business, to take advantage of growth opportunities, including strategic alliances and acquisitions, or to respond to changing business conditions and unanticipated competitive pressures. Should these circumstances arise, the company may need to raise additional funds either by borrowing money or issuing additional equity. The company cannot assure investors that the company will be able to raise such funds on favorable terms or at all. If the company is unable to obtain additional funds, the company may suffer adverse business consequences if vendors and suppliers for the company’s membership business discontinue their relationship with the company and the company may be unable to take advantage of new opportunities, to respond to competitive pressures or to take other actions that otherwise might be important to the company’s business and may not be able to continue the company’s business.

Change in accounting rules governing how revenues are recognized has impacted the company’s reported revenues and income.

                In December 1999, the SEC issued Staff Accounting Bulletin No. 101--Revenue Recognition in Financial Statements, which provides interpretive guidance on revenue and expense recognition related to contracts with up-front fees and customer return rights. As a result of the adoption of SAB 101 in the first quarter of 2000, the company recorded a non-cash pre-tax charge of $22.9 million ($14.2 million net of taxes) in the first quarter of 2000, reflecting the cumulative effect of this change in accounting principle.  The company cannot assure investors, however, that any rules adopted by the SEC in the future relating to the recognition of revenues or expenses will not require the company to further change its accounting for revenue or expense recognition or otherwise adversely affect the results of operations for the company’s business.

The company’s marketing efforts depend on customer lists supplied by its clients. The company cannot assure investors that its clients will continue to provide the company these lists.

                The company obtains substantially all of the information necessary to Provell's marketing efforts from customer lists supplied by the company’s clients. Clients provide the lists to the company for use in marketing a single, specific program which has been pre-approved by the client. As a result, the company’s ability to market a new program to an existing customer base or an existing program to a new customer base is dependent on first obtaining approval from a client. There can be no assurance that the company will continue to obtain such approvals. If the company’s customers limit or stop providing the company with those lists, the company’s marketing efforts would be hampered, which would have a material adverse effect on the company’s membership services business.

The company’s profitability depends on membership renewals. Significant increases in membership cancellations would impair the company’s profitability.

                The company generally incurs losses and negative cash flow during the initial year of an individual membership program, as compared to renewal years, due primarily to higher marketing costs associated with initial member procurement. In addition, the company experiences a higher percentage of cancellations during the initial membership period as compared to renewal periods. During an initial annual membership term or renewal term, a member may cancel his or her membership in the program, generally for a refund of the membership fee for that period. Accordingly, the profitability of each of the company’s programs depends on recurring and sustained membership renewals.

The company’s operating results fluctuate from quarter to quarter.

                The company’s quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Factors affecting the company’s financial results include:

•               the timing and cancellation of membership signups;

•               the company’s ability to introduce new programs on a timely basis;

•               the introduction of programs by the company’s competitors;

•               market acceptance of the company and the company’s clients' membership programs generally;

•               the timing of investments in program development;

•               personnel changes;

•               the demand for membership programs generally;

•               the mix of programs the company offers;

•               unanticipated service interruptions;

•               increased costs associated with expansion of operations;

•               the availability of vendors to support offered programs;

•               the rate of renewal by existing members of programs;

•               the level of enthusiasm for health and fitness, travel, entertainment and leisure activities, and other lifestyle elements underlying the programs; and

•               competitive pressures on selling prices and commissions paid to clients for use of their lists.

                Many of these factors are beyond the company’s control. Because the company determines its expenditure levels in advance of each quarter, the company’s ability to reduce costs quickly in response to any revenue shortfall is limited, and thus operating results may be adversely affected if projected revenues for a given quarter are not achieved.

The company may be unable to compete with other companies in the company’s industry that have financial or other advantages.

                The company believes that the principal competitive factors in the membership services industry include the ability to identify, develop and offer innovative service programs, the quality and breadth of service programs offered, price and marketing expertise. The company’s competitors, including other membership services companies, large retailers, travel agencies, insurance companies and financial services institutions, some of which have substantially larger customer bases and greater financial and other resources than the company does, offer membership programs which provide services similar to, or which directly compete with, those provided by the company. There can be no assurance that:

•               the company’s competitors will not increase their emphasis on programs similar to those the company offers and more directly compete with the company, or

•               the company’s competitors will not provide programs comparable or superior to those the company provides at lower membership prices, or

•               the company’s competitors will not adapt more quickly than the company to evolving industry trends or changing market requirements, or

•               the company’s competitors will not significantly increase commission rates paid to clients thereby adversely affecting profitability, or

•               new competitors will not enter the market, or

•               other businesses will not themselves introduce competing programs.

                Any increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the company’s business, financial condition and results of operations. Additionally, because contracts between clients and program providers are often exclusive with respect to a particular service, potential clients may be prohibited from contracting with the company to promote a program if the services the company provides are similar to, or merely overlap with, the services provided by an existing program of a competitor.

The company’s business depends on new program introductions. If the company fails to introduce new programs that are popular, the company’s  business will suffer.

                The company’s business is substantially dependent on its ability to develop and successfully introduce new programs which generate consumer interest. Failure to introduce new programs in a timely manner could result in the company’s competitors acquiring additional market share for a program in a particular area of consumer interest. In addition, the introduction or announcement of new programs by the company or by others could render existing programs uncompetitive or obsolete, or result in a delay or decrease in orders for existing programs as customers evaluate new programs or select the new programs as an alternative to existing programs. Therefore, the announcement or introduction of new programs by the company or others, or the company’s failure to introduce new programs which have broad consumer appeal, could have a material adverse effect on the company’s business, financial condition and results of operations.

The company depends on vendors and telemarketers to market its programs and services, and upon credit card processors to collect payment for the company. These vendors, telemarketers and credit card processors may terminate their relationships with the company, and the company cannot control the level and the quality of the service they provide. Any service interruption or quality problems would adversely affect the company.

                The company depends on independent vendors to provide most program products and services to members, on telemarketers to market and service its programs to prospective members and on credit card processors to obtain payments for the company. The vendors, telemarketers and credit card processors operate pursuant to agreements that may be terminated with limited prior notice. There can be no assurance that, in the event a vendor, telemarketer or credit card processor ceases operations, or terminates, breaches or chooses not to renew its agreement with the company, a replacement vendor, telemarketer or credit card processor could be retained on a timely basis, if at all. In addition, vendors, telemarketers and credit card processors are independent contractors and the level and quality of services provided are outside the company’s control. Any service interruptions, delays or quality problems could result in customer dissatisfaction, membership cancellations or delays in collecting payments, which could have a material adverse effect on the company’s business, financial condition and results of operations.

The company relies on its computer and communication systems. If such systems fail or are unable to keep pace with technological advances, the company’s business will suffer.

                The company’s business is highly dependent on its computer and telecommunications systems and any temporary or permanent loss of either system, for whatever reason, could have a material adverse effect on the company’s  business, financial condition and results of operations. In addition, the technologies on which the company is dependent to compete effectively and meet its clients' needs are rapidly evolving and in many instances are characterized by short product life cycles or innovation. As a result, the company is dependent on ongoing, significant investment in advanced computer and telecommunications technology, including automated call distributors and digital switches, and the company’s ability to anticipate and adapt to technological shifts. There can be no assurance that the company will be successful in anticipating or adapting to technological changes or in selecting and developing new and enhanced technology on a timely basis.

The company depends on the telephone services through which the company markets its products. An interruption of, or an increase in the billing rate for, such services would adversely affect the company’s business.

                The company markets and services its programs telephonically, and accordingly, the company’s business is highly dependent on telephone services provided by various local and long distance telephone companies. Any significant interruption in telephone services could adversely affect the company. Additionally, limitations on the ability of telephone companies to provide the company with increased capacity that may be required in the future, if any, could adversely affect the company’s business, financial condition and results of operations. Rate increases imposed by these telephone companies will increase the company’s operating expenses and could have a material adverse effect on the company’s business, financial condition and results of operations.

The company’s industry is increasingly subject to federal and state government regulation. Such regulation could hinder the company’s operations and increase its operating costs.

                The company primarily markets its programs to consumers through telemarketing. The telemarketing industry has become subject to an increasing amount of Federal and state regulation as well as general public scrutiny in the past several years. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. Additionally, the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and Federal Trade Commission ("FTC") regulations promulgated under this act, prohibit deceptive, unfair or abusive practices in telemarketing sales. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be "unfair or deceptive acts or practices." Further, some states have enacted laws and others are considering enacting laws targeted directly at regulating telemarketing practices, and there can be no assurance that any such laws, if enacted, will not adversely affect or limit the company’s current or future operations. Compliance with these regulations is generally the responsibility of the company, and the company could be subject to a variety of enforcement or private actions for any failure to comply with such regulations. The company’s provision of membership programs requires the company to comply with certain state regulations, changes in which could materially increase the company’s operating costs associated with complying with such regulations. The risk of noncompliance by the company with any rules and regulations enforced by a Federal or state consumer protection authority may subject the company or the company’s management to fines or various forms of civil or criminal prosecution, any of which could materially adversely affect the company’s business, financial condition and results of operations. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with consumers, and the membership programs industry is susceptible to peremptory charges by the media of regulatory noncompliance and unfair dealing.

The company depends on its key executive and marketing personnel. A loss of such personnel would negatively impact the company’s operations.

                The company’s performance is highly dependent on the continued services of its executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on the company’s business. In particular, the company is dependent upon its Chief Executive Officer, George S. Richards, in the management and operation of the company’s membership business. In addition, the company needs to attract and retain other highly skilled technical and managerial personnel for whom there is intense competition. The company cannot assure investors that the company will be able to attract and retain the personnel necessary for the continuing growth of the company’s business. The company’s inability to attract and retain qualified technical and managerial personnel would have a material adverse effect on the company’s operations.

The September 11, 2001 terrorist attacks and other attacks or acts of war could adversely affect the company’s marketing activities, business operations, cash flows and profitability.

                The September 11, 2001 terrorist attacks on the United States have caused significant economic disruptions.  The company’s marketing activities virtually ceased the week of September 10, 2001, resulting in the loss of nearly 100,000 trial offers and adversely affecting the company’s business operations and cash flows.  With the threats of additional terrorist attacks and the continuing uncertainty created by the war on terrorism, there is a potential for a continued downturn in the economy and a decrease in consumer spending.  These factors, should they continue, could adversely affect the company’s marketing activities, business operations, cash flows and profitability.

Item 7.          Financial Statements and Exhibits.

                (c)           Exhibits

                                99            Press Release dated October 25, 2001.

SIGNATURES

                Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 26, 2001

PROVELL, INC.
(Registrant)

By	/s/ George S. Richards
George S. Richards
Chairman, President and Chief Executive Officer